Exhibit 99.1

Enviva Partners, LP Reports Strong Financial Results for Third Quarter 2016, Announces Drop-Down Transaction, and Provides Guidance for 2017

BETHESDA, MD, November 3, 2016 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the third quarter of 2016.

Highlights:

•                  Generated net income of $13.0 million and adjusted EBITDA of $25.5 million for the third quarter of 2016, up from $8.8 million and $19.8 million, respectively, for the corresponding period in 2015

•                  Agreed to acquire Enviva Pellets Sampson, LLC for $175.0 million

•                  Issued $300.0 million of 8.5% senior unsecured notes due 2021

•                  Provided full-year 2017 guidance for net income in a range of $31.0 million to $35.0 million and adjusted EBITDA in a range of $110.0 million to $114.0 million, including the impact of the proposed acquisition of Enviva Pellets Sampson, LLC but excluding the impact of any other potential drop-downs or third-party acquisitions

“Strong operating and financial performance for the quarter continues to underpin our durable, growing contracted cash flows,” said John Keppler, Chairman and Chief Executive Officer.  “In addition to maintaining our track record of quarter-over-quarter distribution increases, we have agreed to terms for our second drop-down transaction, an accretive acquisition of the Sampson plant and associated off-take contracts.  The financing needs for the drop-down gave us the opportunity to transform our balance sheet to a more permanent capital structure with substantial flexibility that can be the foundation for financing future growth.”

Financial Results

For the third quarter of 2016, we generated net revenue of $109.8 million, a decrease of 5.8 percent, or $6.8 million, from the corresponding quarter of 2015.  Included in net revenue was product sales of $102.6 million on volume of 534,000 metric tons of wood pellets.  Product sales decreased from the corresponding quarter of last year due to lower wood pellet sales revenue recognized as a result of timing of product delivered to our customers.  Other revenue increased to $7.2 million for the third quarter of 2016 from $1.5 million for the corresponding quarter in 2015, primarily due to fees earned by us related to customer requests to delay and cancel shipments.  During 2016, a third-party pellet producer committed to purchase a series of shipments of wood pellets from us on a short-term basis because it was unable to meet volume, quality, and sustainability commitments under its customer contract.  The third-party pellet producer then requested to delay, and ultimately cancel, the remaining shipments of wood pellets from us in return for a $5.7 million make-whole payment.

For the third quarter of 2016, gross margin improved to $22.9 million, an increase of $6.3 million from the corresponding period in 2015, and we generated net income of $13.0 million compared to $8.8 million for the corresponding quarter in 2015.  Adjusted EBITDA improved to $25.5 million in the third quarter of 2016, a 28.9 percent increase compared to the corresponding period in 2015.  The increases in gross margin, net income, and adjusted EBITDA were driven by increased other revenue, partially offset by lower wood pellet sales volumes as a result of shipment timing.  Adjusted gross margin per metric ton was $54.97 for the third quarter of 2016, as compared to $40.12 for the third quarter of 2015.  Excluding the other revenue transaction discussed above, adjusted gross margin per metric ton for the third quarter of 2016 was $44.39.

The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, increased from $15.5 million for the third quarter of 2015 to $20.9 million for the third quarter of 2016, resulting in a distribution coverage ratio of 1.57 times.

Distribution

As announced yesterday, the board of directors of the Partnership’s general partner declared a distribution of $0.5300 per common and subordinated unit for the third quarter of 2016. This distribution is 1.0 percent higher than the distribution for the second quarter of 2016 and 20.5 percent higher than the distribution for the third quarter of 2015.  The distribution will be paid Tuesday, November 29, 2016, to unitholders of record as of the close of business Monday, November 14, 2016.

Sampson Acquisition

The Partnership has agreed to purchase Enviva Pellets Sampson, LLC (“Sampson”) from Enviva Wilmington Holdings, LLC (the “Hancock JV”), a joint venture between an affiliate of Enviva Holdings, LP (the “Sponsor”) and affiliates of John Hancock Life Insurance Company, for $175.0 million.  Sampson owns a wood pellet production plant in Sampson County, North Carolina (“the Sampson plant”) and is a party to a ten-year, 420,000 metric tons per year (“MTPY”) off-take contract with an affiliate of DONG Energy Thermal Power A/S (“DONG Energy”), a 15-year, 95,000 MTPY off-take contract with the Hancock JV, and matching third-party shipping contracts.  The Partnership expects the transaction to close on or about January 3, 2017, subject to customary closing conditions.  After completion of the Sampson acquisition, the weighted average remaining term of the Partnership’s off-take contracts would extend to 9.7 years as of January 1, 2017.  Evercore served as exclusive financial advisor and Andrews Kurth Kenyon LLP served as legal counsel to the conflicts committee of the board of directors of the Partnership’s general partner. Vinson & Elkins L.L.P. served as legal counsel to the Hancock JV.

The Sampson plant is expected to produce approximately 500,000 MTPY of wood pellets in 2017 and to reach its full production capacity of approximately 600,000 MTPY in 2019.  The Sampson plant is expected to generate incremental net income and adjusted EBITDA of approximately $2.3 million and $22.0 million for 2017, respectively, increasing to approximately $6.5 million and $27.0 million, respectively, once full production capacity is achieved.

Financing Activity

On November 1, 2016, the Partnership and Enviva Partners Finance Corp., a wholly owned subsidiary of the Partnership, issued $300.0 million in aggregate principal amount of 8.5% senior unsecured notes due 2021 (the “Senior Notes”) to eligible purchasers in a private placement.  The proceeds from the Senior Notes were deposited into an escrow account pending completion of the acquisition of Sampson.  If the Sampson acquisition is completed, the Partnership expects to use a portion of the proceeds from the Senior Notes, together with cash on hand and $30.0 million in equity to be issued to our Sponsor’s joint venture partner, to fund the consideration payable in connection with the Sampson acquisition.  The remainder of the proceeds from the Senior Notes will be used to repay certain outstanding term loan indebtedness under the Partnership’s senior secured credit facilities.  With the repayment of certain term loan indebtedness, the Partnership’s revolver capacity under its senior secured credit facilities will increase from $25.0 million to $100.0 million.

“As a first time issuer, we were delighted with the significant institutional investor interest in our debt offering,” said John Keppler, Chairman and Chief Executive Officer at Enviva. “With the new, more permanent capital structure in place for the Partnership and the significant liquidity available under our expanded undrawn revolver, we have strategically repositioned the Partnership to take further advantage of any accretive opportunities, from our Sponsor or third-parties, in our rapidly growing industry.”

To date, the Partnership has sold 281,507 common units under the At-The-Market equity program for net proceeds of $7.2 million after $0.1 million of commissions.  Net proceeds from sales under the program were used for general partnership purposes.  Currently, $92.7 million aggregate sales amount of common units remain available for issuance under the program.

Outlook and Guidance

The Partnership has adjusted its full-year 2016 guidance to reflect the additional interest expense associated with the Senior Notes used to pre-fund the Sampson acquisition.  The Partnership now expects full-year 2016 net income to be in the range of $34.0 million to $36.0 million, while adjusted EBITDA is now expected to be in or slightly above the range of $86.0 million to $88.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.0 million and interest expense net of amortization of debt issuance costs and original issue discount of $16.0 million in 2016.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $66.0 million to $68.0 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  For full-year 2016, the Partnership continues to expect to distribute at least $2.10 per common and subordinated unit.

The Partnership’s full-year 2017 guidance amounts provided below include the impact of the Sampson acquisition, but do not include the impact of any other potential acquisitions from the Sponsor or others.  The Partnership expects full-year 2017 net income to be in the range of $31.0 million to $35.0 million and adjusted EBITDA to be in the range of $110.0 million to $114.0 million.  The Partnership expects to incur maintenance capital expenditures of $5.0 million and interest expense net of amortization of debt issuance costs and original issue discount of $29.0 million in 2017.  As a result, the Partnership expects full-year distributable cash flow to be in the range of $76.0 million to $80.0 million, prior to any distributions attributable to incentive distribution rights paid to the general partner.  For full-year 2017, we expect to distribute at least $2.35 per common and subordinated unit.

Market and Contracting Update

Our sales strategy is to fully contract the production capacity of the Partnership.  Our current capacity is matched with a portfolio of off-take contracts that has a weighted-average remaining term of 9.6 years from October 1, 2016.

Demand for wood pellets continues to grow, driven by recent developments in our core markets including:

•                  The Paris climate agreement is expected to become legally binding on the countries that signed and ratified it in early November as the requirements for its effectiveness have been met.  The agreement has been signed and ratified by 85 countries to date including those in the European Union and the U.S.  Japan is expected to ratify before the end of the year.

•                  In the Netherlands, the second and final round of applications for the 2016 renewable incentive program commenced in September with 5.0 billion euros in funding available.  The budget for the second round was increased from 4.0 billion euros after the first round (which awarded several biomass co-firing, dedicated biomass heat, and combined heat and power (“CHP”) projects a total of 2.5 billion euros in subsidies) was oversubscribed.  Several utility-scale projects are eligible for the program and are expected to apply in the second round.

•                  Both Houses of the United Kingdom (“UK”) parliament have agreed to an amendment extending the government’s powers to award new contract for difference (CfD) incentives for new low-carbon energy projects out to 2026, compared to the original end date to these powers of 2020 as contained in the 2013 Energy Act.  This extension, which is expected to pass into UK law as a formality, confirms the UK government’s intention to continue to award long-term contracts to new renewable energy projects well into the future.

•                  DONG Energy, the largest power producer in Denmark, began burning wood pellets instead of coal at its 350 megawatt (“MW”) Studstrup unit 3 CHP plant and is currently testing wood pellets at its 215 MW Avedore unit 1 CHP plant.  Once fully ramped, the two units are expected to consume up to 1.1 million MTPY of wood pellets.  Dong Energy has stated half of the power and heat production at its Danish power stations must be based on biomass in 2020.

•                  Nearly 3.2 gigawatts (“GWs”) of biomass-fired capacity, implying demand of more than 10 million MTPY of biomass, have been approved through Japan’s feed-in tariff (FiT) program, of which approximately 500 MWs are commissioned.  The Japanese government has set a target of 6.0 — 7.5 GWs of biomass-fired capacity by 2030.

As previously announced, the Partnership’s 15-year contract with the Hancock JV to supply 375,000 MTPY to MGT Power’s Teesside Renewable Energy Plant (“MGT”) in the UK became firm in August as all conditions precedent to the effectiveness of the contract were satisfied.  Deliveries under the MGT Contract are expected to commence in 2019, ramp to full supply in 2021, and continue through 2034.

Sponsor Activity

Construction of the Sponsor’s deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”) is substantially complete.  The Partnership expects to have the opportunity to acquire the Wilmington terminal in 2017.

With the Hancock JV’s contract to supply more than one million MTPY to MGT now firm, the Sponsor is developing additional production capacity to supply MGT and the expected volume growth in Europe and the emerging Asian market.  The Sponsor is currently completing the detailed design for a build-and-copy replica of the Sampson plant at the Hancock JV’s permitted site in Hamlet, North Carolina, and is evaluating additional production capacity investments at its sites in Lucedale, Mississippi, and Abbeville, Alabama, as well as other sites positioned to take advantage of the existing terminal capacity at the Port of Chesapeake and Port of Wilmington.  In addition, our Sponsor continues to evaluate its option to build and operate a marine export terminal at the Port of Pascagoula, Mississippi.

Conference Call

We will host a conference call with executive management related to our third quarter 2016 results and to discuss the Sampson acquisition, our outlook and guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, November 3, 2016.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants in Southampton County, Virginia; Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida.  We have a combined production capacity of approximately 2.3 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash unit compensation expense, asset impairments and disposals, and certain other items of income or loss that we characterize as unrepresentative of our ongoing operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	534	602	1,714	1,746
Gross margin	$22,920	$16,583	$58,287	$43,497
Depreciation and amortization	6,434	7,568	20,429	24,052
Adjusted gross margin	$29,354	$24,151	$78,716	$67,549
Adjusted gross margin per metric ton	$54.97	$40.12	$45.93	$38.69

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015 (Recast)	2016	2015 (Recast)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$13,012	$8,793	$32,511	$14,169
Add:
Depreciation and amortization	6,439	7,579	20,452	24,086
Interest expense	3,365	2,910	10,095	8,715
Early retirement of debt obligation	—	—	—	4,699
Purchase accounting adjustment to inventory	—	—	—	697
Non-cash unit compensation expense	1,162	180	2,662	363
Income tax expense	—	—	—	2,667
Asset impairments and disposals	1,489	(127)	1,645	(100)
Acquisition transaction expenses	2	431	61	431
Adjusted EBITDA	25,469	19,766	67,426	55,727
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,919	2,555	8,757	7,485
Maintenance capital expenditures	1,375	1,724	2,758	3,424
Distributable cash flow attributable to Enviva Partners, LP	21,175	15,487	55,911	44,818
Less: Distributable cash flow attributable to incentive distribution rights	302	—	716	—
Distributable cash flow attributable to Enviva Partners, LP limited partners	$20,873	$15,487	$55,195	$44,818

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2016 (in millions):

Twelve Months Ending December 31, 2016
Estimated net income	$34.0 – 36.0
Add:
Depreciation and amortization	27.1
Interest expense	18.0
Non-cash unit compensation expense	4.3
Asset impairments and disposals	2.1
Acquisition transaction expenses	0.5
Estimated adjusted EBITDA	$86.0 – 88.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	16.0
Maintenance capital expenditures	4.0
Estimated distributable cash flow	$66.0 – 68.0

The following table provides a reconciliation of the estimated range of adjusted EBITDA and distributable cash flow to the estimated range of net income, in each case for the twelve months ending December 31, 2017 (in millions):

Twelve Months Ending December 31, 2017
Estimated net income	$31.0 – 35.0
Add:
Depreciation and amortization	34.5
Interest expense	31.3
Non-cash unit compensation expense	6.6
Asset impairments and disposals	4.0
Early retirement of debt obligations	2.6
Estimated adjusted EBITDA	$110.0 – 114.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	29.0
Maintenance capital expenditures	5.0
Estimated distributable cash flow	$76.0 – 80.0

The following table provides a reconciliation of the estimated adjusted EBITDA to estimated net income, in each case for the twelve months ending December 31, 2017 or December 31, 2019, associated with the Sampson plant and related contracts (in millions):

	Twelve Months Ending December 31, 2017	Twelve Months Ending December 31, 2019
Estimated net income	$2.3	6.5
Add:
Depreciation and amortization	6.8	7.1
Interest expense	12.9	12.9
Asset impairments and disposals	—	0.5
Estimated adjusted EBITDA	$22.0	27.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume of products that we are able to sell; (ii) the price at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our financial counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties; (vii) changes in the price and availability of natural gas, coal, or other sources of energy; (viii) changes in prevailing economic conditions; (ix) the ability of the Partnership to complete acquisitions, including acquisitions from our sponsor, and realize the anticipated benefits of such acquisitions; (x) unanticipated ground, grade, or water conditions; (xi) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (xii) environmental hazards; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xv) changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation; (xvi) the inability to acquire or maintain necessary permits or rights for our production, transportation, and terminaling operations; (xvii) the inability to obtain necessary production equipment or replacement parts; (xviii) operating or technical difficulties or failures at our plants or ports; (xix) labor disputes; (xx) the inability of our customers to take delivery of our products or their rejection of delivery of our products; (xxi) changes in the price and availability of transportation; (xxii) changes in foreign currency exchange rates; (xxiii) changes in interest rates; (xxiv) failure of our hedging arrangements to effectively reduce our exposure to interest and foreign currency exchange rate risk; (xxv) risks related to our indebtedness; (xxvi) changes in the quality specifications for our products that are required by our customers; (xxvii) the effects of the approval of the United Kingdom of the exit of the United Kingdom (“Brexit”) from the European Union, and the implementation of Brexit, in each case on our and our customers’ businesses; and (xxviii) the ability of the Partnership to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except number of units)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,396	$2,175
Accounts receivable, net of allowance for doubtful accounts of $26 as of September 30, 2016 and $85 as of December 31, 2015	31,452	38,684
Related party receivables	1,148	94
Inventories	29,114	24,245
Prepaid expenses and other current assets	1,518	2,123
Total current assets	84,628	67,321
Property, plant and equipment, net of accumulated depreciation of $83.4 million as of September 30, 2016 and $64.7 million as of December 31, 2015	394,243	405,582
Intangible assets, net of accumulated amortization of $9.0 million as of September 30, 2016 and $7.0 million as of December 31, 2015	1,467	3,399
Goodwill	85,615	85,615
Other long-term assets	695	7,063
Total assets	$566,648	$568,980
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$1,726	$9,303
Related party payables	4,484	11,013
Accrued and other current liabilities	18,603	13,059
Deferred revenue and deposits	5,020	485
Current portion of long-term debt and capital lease obligations	4,684	6,523
Related party current portion of long-term debt	3,108	150
Total current liabilities	37,625	40,533
Long-term debt and capital lease obligations	198,898	186,294
Related party long-term debt	—	14,664
Long-term interest payable	740	751
Other long-term liabilities	1,126	586
Total liabilities	238,389	242,828
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (11,745,279 and 11,502,934 units issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	215,384	210,488
Common unitholder—sponsor (1,347,161 units issued and outstanding at September 30, 2016 and December 31, 2015)	19,353	19,619
Subordinated unitholder—sponsor (11,905,138 units issued and outstanding at September 30, 2016 and December 31, 2015)	131,078	133,427
General Partner interest (no outstanding units)	(40,373)	(40,373)
Accumulated other comprehensive loss	(105)	—
Total Enviva Partners, LP partners’ capital	325,337	323,161
Noncontrolling partners’ interests	2,922	2,991
Total partners’ capital	328,259	326,152
Total liabilities and partners’ capital	$566,648	$568,980

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015 (Recast)	2016	2015 (Recast)
Product sales	$102,557	$115,081	$322,249	$335,857
Other revenue	7,217	1,507	14,486	4,704
Net revenue	109,774	116,588	336,735	340,561
Cost of goods sold, excluding depreciation and amortization	80,420	92,437	258,019	273,012
Depreciation and amortization	6,434	7,568	20,429	24,052
Total cost of goods sold	86,854	100,005	278,448	297,064
Gross margin	22,920	16,583	58,287	43,497
General and administrative expenses	6,545	4,954	15,954	13,347
Income from operations	16,375	11,629	42,333	30,150
Other income (expense):
Interest expense	(3,314)	(2,910)	(9,534)	(7,617)
Related party interest expense	(51)	—	(561)	(1,097)
Early retirement of debt obligation	—	—	—	(4,699)
Other income	2	74	273	99
Total other expense, net	(3,363)	(2,836)	(9,822)	(13,314)
Income before income tax expense	13,012	8,793	32,511	16,836
Income tax expense	—	—	—	2,667
Net income	13,012	8,793	32,511	14,169
Less net loss attributable to noncontrolling partners’ interests	21	14	69	30
Net income attributable to Enviva Partners, LP	$13,033	$8,807	$32,580	$14,199
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$—	$—	$—	$(2,132)
Less: Pre-acquisition income from April 10, 2015 to September 30, 2015 from operations of Enviva Pellets Southampton, LLC Drop-Down allocated to General Partner	—	2,395	—	4,234
Enviva Partners, LP partners’ interest in net income	$13,033	$6,412	$32,580	$12,097

Net income per common unit:
Basic	$0.51	$0.27	$1.28	$0.51
Diluted	$0.50	$0.27	$1.26	$0.50

Net income per subordinated unit:
Basic	$0.51	$0.27	$1.28	$0.51
Diluted	$0.50	$0.27	$1.26	$0.50

Weighted average number of limited partner units outstanding:
Common — basic	12,919	11,906	12,878	11,906
Common — diluted	13,480	12,193	13,420	12,179
Subordinated — basic and diluted	11,905	11,905	11,905	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015 (Recast)
Cash flows from operating activities:
Net income	$32,511	$14,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,452	24,086
Amortization of debt issuance costs and original issue discount	1,338	1,231
Inventory impairment	890	—
General and administrative expense incurred by Enviva Holdings, LP	—	475
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	—	2,663
Early retirement of debt obligation	—	4,699
Loss (gain) on disposals of property, plant and equipment	1,645	(100)
Unit-based compensation expense	2,662	363
Other operating	—	23
Change in operating assets and liabilities:
Accounts receivable, net	7,197	(9,384)
Related party receivables	(1,054)	(607)
Prepaid expenses and other current assets	936	(782)
Inventories	(6,009)	(4,795)
Other long-term assets	6,667	494
Accounts payable and accrued liabilities	(2,892)	11,078
Related party payables	(1,527)	775
Accrued interest	136	60
Deferred revenue and deposits	4,534	515
Other liabilities	126	—
Net cash provided by operating activities	67,612	44,963
Cash flows from investing activities:
Purchases of property, plant and equipment	(7,735)	(5,262)
Premiums paid for purchased options	(78)	—
Payment of acquisition related costs	—	(3,573)
Proceeds from the sale of equipment	—	277
Net cash used in investing activities	(7,813)	(8,558)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(36,960)	(96,529)
Principal payments on related party debt	(282)	(86,701)
Cash paid related to debt issuance costs	(22)	(5,123)
Termination payment for interest rate swap derivatives	—	(146)
Release of cash restricted for debt service	—	11,640
IPO proceeds, net	—	215,050
Cash distribution to sponsor related to IPO	—	(174,552)
Cash paid for deferred offering costs	(591)	(1,790)
Proceeds from common unit issuance under At-the-Market Offering Program, net	5,619	—
Proceeds from debt issuance	34,500	178,505
Distributions to unitholders, distribution equivalent rights and incentive distribution rights	(37,840)	(6,159)
Distributions to sponsor related to Enviva Pellets Southampton, LLC Drop-Down	(5,002)	—
Proceeds from contributions from sponsor	—	10,236
Net cash (used in) provided by financing activities	(40,578)	44,431
Net increase in cash and cash equivalents	19,221	80,836
Cash and cash equivalents, beginning of period	2,175	592
Cash and cash equivalents, end of period	$21,396	$81,428

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$940	$1,438
Property, plant and equipment acquired under long-term debt and capital lease obligations	464	112
Property, plant and equipment transferred from prepaid expenses and inventory	782	319
Depreciation capitalized to inventories	436	495
Offering issuance costs included in accrued liabilities	22	21
Contribution of Enviva Pellets Cottondale, LLC non-cash assets	—	122,529
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	—	319
Application of deferred IPO costs to Partners’ capital	—	5,913
Related party long-term debt transferred to third-party long-term debt	14,757	—
Third-party long-term debt transferred to related party long-term debt	3,316	—
Distributions included in liabilities	449	179
Debt issuance costs included in accrued liabilities	135	66
Non-cash adjustments to financed insurance and prepaid expenses	—	105
Gain on disposal included in receivables	—	8
Non-cash capital contribution from sponsor	—	304
Supplemental information:
Interest paid	$8,617	$7,383

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com